Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

SECURITY BANK CORPORATION

AND

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

Dated as of April 9, 2007

TABLE OF CONTENTS

Preamble	1

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER	1

1.1 Merger	1
1.2 Time and Place of Closing	1
1.3 Effective Time	1

ARTICLE 2 TERMS OF MERGER	1

2.1 Articles of Incorporation	1
2.2 Bylaws	1
2.3 Directors and Officers	2

ARTICLE 3 MANNER OF CONVERTING SHARES	2

3.1 Conversion of Shares	2
3.2 Transactions Prior to Merger	2

ARTICLE 4 EXCHANGE OF SHARES	3

4.1 Exchange Procedures	3
4.2 Payment of Taxes	3
4.3 Rights of Former First Commerce Shareholders	3

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF FIRST COMMERCE	4

5.1 Organization, Standing, and Power	4
5.2 Authority of First Commerce; No Breach by Agreement	4
5.3 Capital Stock	5
5.4 First Commerce Subsidiaries	5
5.5 SEC Filings; Financial Statements	5
5.6 Absence of Undisclosed Liabilities	6
5.7 Loan and Investment Portfolios	6
5.8 Absence of Certain Changes or Events	7
5.9 Tax Matters	8
5.10 Allowance for Possible Loan Losses	8
5.11 Assets; Insurance	9
5.12 Intellectual Property	9
5.13 Environmental Matters	10
5.14 Compliance with Laws	10
5.15 Labor Relations	10
5.16 Employee Benefit Plans	11
5.17 Material Contracts	11
5.18 Legal Proceedings	12
5.19 Reports	12
5.20 Accounting, Tax and Regulatory Matters	12
5.21 Community Reinvestment Act	12
5.22 Privacy of Customer Information	12
5.23 Technology Systems	13
5.24 Bank Secrecy Act; Money Laundering	13
5.25 Corporate Documents	13
5.26 Fairness Opinion	13
5.27 Accuracy of Statements	13
5.28 Consent	13
5.29 First Commerce Disclosure Memorandum	13
5.30 Affiliate Agreements	14
5.31 Board Recommendation	14

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SBKC	14

6.1 Organization, Standing and Power	14
6.2 Authority; No Breach by Agreement	14
6.3 Capital Stock	15
6.4 SBKC Subsidiaries	15
6.5 SEC Filings; Financial Statements	15

6.6 Legal Proceedings	15
6.7 Accounting, Tax and Regulatory Matters	15
6.8 Legality of SBKC Securities	15
6.9 Community Reinvestment Act	15
6.10 Bank Secrecy Act; Money Laundering	16
6.11 Accuracy of Statements	16
6.12 SBKC Disclosure Memorandum	16

ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION	16

7.1 Affirmative Covenants of Each Party	16
7.2 Negative Covenants of First Commerce	16
7.3 Negative Covenants of SBKC	18
7.4 Adverse Changes in Condition	18
7.5 Reports	18
7.6 Loan Portfolio Review	18

ARTICLE 8 ADDITIONAL AGREEMENTS	18

8.1 First Commerce Shareholder Approval; SBKC Registration Statement and Proxy Statement	18
8.2 Nasdaq Listing	19
8.3 Applications	19
8.4 Filings with State Offices	19
8.5 Agreement as to Efforts to Consummate	19
8.6 Investigation and Confidentiality	19
8.7 No Solicitations	20
8.8 Press Releases	20
8.9 Tax Treatment	20
8.10 Charter Provisions	20
8.11 Indemnification and Insurance	20
8.12 Employee Benefits and Contracts	21
8.13 Additional Payments	22

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE	22

9.1 Conditions to Obligations of Each Party	22
9.2 Conditions to Obligations of SBKC	23
9.3 Conditions to Obligations of First Commerce	24

ARTICLE 10 TERMINATION	25

10.1 Termination	25
10.2 Effect of Termination	26
10.3 Non-Survival of Representations and Covenants	26
10.4 Termination Payment	26
10.5 Reimbursement of Expenses	26

ARTICLE 11 MISCELLANEOUS	26

11.1 Definitions	26
11.2 Expenses	33
11.3 Brokers and Finders	33
11.4 Entire Agreement	33
11.5 Amendments	33
11.6 Waivers	33
11.7 Assignment	34
11.8 Notices	34
11.9 Governing Law	34
11.10 Counterparts	34
11.11 Captions; Articles and Sections	35
11.12 Interpretations	35
11.13 Severability	35

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of April 9, 2007, by and between SECURITY BANK CORPORATION (“SBKC”), a corporation organized under the laws of the State of Georgia, with its principal office located in Macon, Georgia, and FIRST COMMERCE COMMUNITY BANKSHARES, INC. (“First Commerce”), a corporation organized under the laws of the State of Georgia, with its principal office located in Douglasville, Georgia.

Preamble

The respective Boards of Directors of First Commerce and SBKC are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the merger of First Commerce with and into SBKC, with SBKC being the surviving corporation of the merger. As a result, the shareholders of First Commerce shall become shareholders of SBKC.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to SBKC’s willingness to enter into this Agreement, certain of the directors and executive officers of First Commerce Common Stock have executed and delivered to SKBC an agreement in substantially the form of Exhibit A (the “Affiliate and Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Affiliate and Support Agreement, to vote the shares of First Commerce Common Stock held of record by such Persons or as to which they otherwise have sole voting power to approve and adopt this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, First Commerce shall be merged with and into SBKC (the “Merger”) in accordance with the provisions of the Georgia Business Corporation Code (the “GBCC”). SBKC shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and shall continue to be governed by the Laws of the State of Georgia, the SBKC Articles of Incorporation, and SBKC Bylaws. First Commerce owns 100% of the capital stock of First Commerce Community Bank (the “Bank”) which shall survive the Merger and become a wholly-owned subsidiary of SBKC immediately following the Merger. Subject to compliance with the various conditions and requirements of this Agreement, the Merger shall be effective by the filing of the Articles of Merger with the Georgia Secretary of State in accordance with the applicable provisions of the GBCC.

1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the office of Alston & Bird LLP, 1201 W. Peachtree Street, Atlanta, Georgia 30309, or at such location as may be mutually agreed upon by the Parties.

1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of Georgia (the “Effective Time”).

ARTICLE 2

TERMS OF MERGER

2.1 Articles of Incorporation. The Articles of Incorporation of SBKC in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation.

2.2 Bylaws. The Bylaws of SBKC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

2.3 Directors and Officers.

(a) The officers and directors of SBKC in office immediately prior to the Effective Time shall serve as the officers and directors of SBKC from and after the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or officer or until their respective successors are duly elected and qualified, as the case may be.

(b) The officers and directors of the Bank from and after the Effective Time shall consist of the officers and directors of the Bank immediately preceding the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or officer or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE 3

MANNER OF CONVERTING SHARES

3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of SBKC and First Commerce or the shareholders of any of the foregoing, the shares and Equity Rights of the constituent corporations shall be converted as follows:

(a) Each share of capital stock of SBKC issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Subject to the conditions set forth herein, each First Commerce Stock Equivalent outstanding immediately prior to the Effective Time, other than shares held by First Commerce or Dissenting Shares, (collectively, the “Exchange Shares”) shall automatically be converted at the Effective Time into the right to receive a number of shares of SBKC Common Stock equal to a Pro Rata Share of the Stock Consideration. Such First Commerce Stock Equivalents to be converted are sometimes referred to herein as the “Outstanding First Commerce Shares.”

(c) Notwithstanding any other provision of this Agreement, each holder of Outstanding First Commerce Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBKC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SBKC Common Stock multiplied by the Average Trading Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(d) Each share of First Commerce Common Stock that is not an Outstanding First Commerce Share as of the Effective Time shall be canceled without consideration therefor.

(e) No Dissenting Shares shall be converted in the Merger. All Dissenting Shares shall be canceled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Article 13 of the GBCC; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with Article 13 of the GBCC or withdraws or loses such holder’s dissenters’ rights, such shares held by such shareholder shall, upon the happening of any such event, be treated the same as all other holders of First Commerce Common Stock who at the Effective Time held Outstanding First Commerce Shares.

3.2 Transactions Prior to Merger.

(a) Immediately prior to the Effective Time, each organizer warrant listed in Section 3.2(a) of the First Commerce Disclosure Memorandum to purchase shares of First Commerce Common Stock (the “Warrants”) shall be exchanged for an amount of First Commerce Common Stock equal to (i) the Net Equivalent Value of the Warrant divided by (ii) the Merger Consideration per Share in a recapitalization of First Commerce qualifying for tax-free treatment under Section 368(a)(1)(E) of the Internal Revenue Code (the “Recapitalization”).

(b) At the Effective Time and subject to any Consent from applicable Regulatory Authorities, First Commerce may cause the Bank to issue a special dividend in an aggregate amount not to exceed $3,160,808 to First Commerce and First Commerce may then cause such dividend to be paid to the holders of First Commerce Stock Equivalents, as of the Effective Time, on a pro rata basis.

ARTICLE 4

EXCHANGE OF SHARES

4.1 Exchange Procedures.

(a) Prior to the Effective Time, SBKC shall select a transfer agent, bank or trust company to act as exchange agent (the “Exchange Agent”) to effect the delivery of the Merger Consideration to holders of First Commerce Common Stock. At the Effective Time, SBKC shall deliver the Merger Consideration to the Exchange Agent. Promptly following the Effective Time, the Exchange Agent shall send to each holder of Outstanding First Commerce Shares immediately prior to the Effective Time a letter of transmittal (the “Letter of Transmittal”) for use in exchanging certificates previously evidencing shares of First Commerce Common Stock (“Old Certificates”). The Letter of Transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of the Merger Consideration, which shall be deposited with the Exchange Agent by SBKC as of the Effective Time. If any certificates for shares of SBKC Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. Subject to applicable law and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, upon surrender of his or her Old Certificates, the holder thereof shall be paid the consideration to which he or she is entitled. All such property, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one year from the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to SBKC, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable laws and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, look as a general creditor only to SBKC for payment or delivery of such property. In no event will any holder of First Commerce Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held by the Exchange Agent or SBKC of the Merger Consideration.

(b) As of the date hereof, First Commerce has provided a schedule to SBKC which sets forth the First Commerce stock options and warrants that are to be converted in the Merger as First Commerce Stock Equivalents pursuant to Section 3.1(b) above, which schedule, when verified by SBKC against copies of the agreements evidencing such stock options or warrants, shall be delivered by SBKC to the Exchange Agent. The Exchange Agent shall issue the consideration to such holder that is entitled under this Section 4.1(b) upon his or her compliance with the procedures set forth herein. First Commerce shall provide to SBKC prior to the Closing Date copies of all agreements evidencing all stock options and warrants listed on the schedule delivered to SBKC pursuant to this Section 4.1(b).

4.2 Payment of Taxes. The Exchange Agent (or, after the agreement with the Exchange Agent is terminated, SBKC) shall be entitled to deduct and withhold from any cash portion of the Merger Consideration (including cash in lieu of fractional shares of SBKC Common Stock) otherwise payable pursuant to this Agreement to any holder of First Commerce Common Stock such amounts as the Exchange Agent or SBKC, as the case may be, is required to deduct and withhold under the Internal Revenue Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment; provided, however, that the Exchange Agent or SBKC shall be entitled to deduct and withhold from any portion of the Merger Consideration from any holder of First Commerce Common Stock for such Taxes if such holder fails to properly execute a Form W-8 or Form W-9. To the extent the amounts are so withheld by the Exchange Agent or SBKC, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of First Commerce Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or SBKC, as the case may be.

4.3 Rights of Former First Commerce Shareholders. At the Effective Time, the stock transfer books of First Commerce shall be closed as to holders of First Commerce Common Stock immediately prior to the Effective Time and no transfer of First Commerce Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Old Certificate theretofore representing Outstanding First Commerce Shares shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor. To the extent permitted by Law, former record holders of shares of First Commerce Common Stock shall be entitled to vote after the Effective Time at any meeting of SBKC shareholders the number of whole shares of SBKC Common Stock into which their respective shares of First Commerce Common Stock are converted, regardless of whether such holders have exchanged their Old Certificates for certificates representing SBKC Common Stock in accordance with the provisions of this Agreement.

Whenever a dividend or other distribution is declared by SBKC on the SBKC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of SBKC Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of SBKC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Old Certificate representing First Commerce Common Stock until such holder surrenders such Old Certificate for exchange as provided in Section 4.1. However, upon surrender of such Old Certificate, the SBKC Common Stock certificate and any undelivered dividends and cash payment for fractional shares payable hereunder (without interest) shall be delivered and paid with respect to the shares represented by such Old Certificate.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF FIRST COMMERCE

First Commerce hereby represents and warrants to SBKC as follows:

5.1 Organization, Standing, and Power. First Commerce is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act, and the Bank is a bank duly organized, validly existing and in good standing under the Laws of the State of Georgia. Each of the First Commerce Entities has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of the First Commerce Entities is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute book and other organizational documents for each of the First Commerce Entities have been made available to SBKC for its review and, except as disclosed in Section 5.1 of the First Commerce Disclosure Memorandum, accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

5.2 Authority of First Commerce; No Breach by Agreement.

(a) First Commerce has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of First Commerce. Subject to the requisite approval by First Commerce’s shareholders and any applicable Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of First Commerce, enforceable against First Commerce in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by First Commerce, nor the consummation by First Commerce of the transactions contemplated hereby, nor compliance by First Commerce with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of First Commerce’s Articles of Incorporation or Bylaws or any resolution adopted by the Board of Directors or the shareholders of First Commerce that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any First Commerce Entity under, any Contract or Permit of the First Commerce Entities, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to the First Commerce Entities (including any SBKC Entity or First Commerce Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any SBKC Entity or First Commerce Entity being reassessed or revalued by any Taxing authority).

(c) Other than in connection or compliance with the provisions of the Securities Laws and applicable state, banking, corporate and securities Laws, and other than Consents required from Regulatory Authorities pursuant to Section 9.1(b) of this Agreement, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by First Commerce of the Merger and the other transactions contemplated in this Agreement.

5.3 Capital Stock.

(a) The authorized capital stock of First Commerce consists of (i) 100,000,000 shares of $1.00 par value per share First Commerce Common Stock, of which 1,588,260 shares are issued and outstanding and (ii) 10,000,000 shares of no par value per share preferred stock, of which there are no shares issued and outstanding. All of the issued and outstanding shares of capital stock of First Commerce are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of First Commerce has been issued in violation of any preemptive rights of the current or past shareholders of First Commerce.

(b) The authorized capital stock of the Bank consists of 1,000,000 shares of $5.00 par value per share common stock, of which 1,000,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Bank are duly and validly issued and outstanding and are fully paid and nonassessable, and none of the outstanding shares of capital stock of the Bank has been issued in violation of any preemptive rights.

(c) Except as set forth in Section 5.3(a) and (b) of this Agreement or in Section 5.3(c) of the First Commerce Disclosure Memorandum, there are no shares of capital stock, preferred stock or other equity securities of First Commerce or the Bank outstanding and no outstanding Equity Rights relating to the capital stock of any First Commerce Entity. Any outstanding Equity Rights disclosed in Section 5.3(c) of the First Commerce Disclosure Memorandum will either be exercised or cancelled prior to the Closing.

5.4 First Commerce Subsidiaries. Except as described in Section 5.4 of the First Commerce Disclosure Memorandum: (i) First Commerce has no Subsidiaries other than the Bank and does not own, for its own account, any stocks, options, calls, warrants or rights to acquire stock or other equity in any partnership, limited liability company or corporation; (ii) First Commerce owns all of the issued and outstanding capital stock of the Bank; and (iii) all of such shares are held free and clear of any Lien.

5.5 SEC Filings; Financial Statements.

(a) First Commerce complied with all Laws in effecting its going private and deregistration transaction, which is referred to herein as the “going private” transaction, in December, 2004. No shareholder exercised dissenters’ rights in connection with the transaction and there is no and was no Litigation pending or, to the Knowledge of First Commerce, threatened in connection with the transaction. Prior to the closing of the “going private” transaction, First Commerce had timely filed all SEC Documents required to be filed by First Commerce since December 31, 2002 (the “First Commerce SEC Reports”) until and through the closing of the “going private” transaction. The First Commerce SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such First Commerce SEC Reports or necessary in order to make the statements in such First Commerce SEC Reports, in light of the circumstances under which they were made, not misleading. The Bank is not required to file any SEC Documents.

(b) First Commerce has delivered to SBKC copies of all First Commerce Financial Statements and will deliver to SBKC copies of all similar financial statements prepared subsequent to the date hereof. The First Commerce Financial Statements and any supplemental financial statements (as of the date thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, prepared in accordance with GAAP and in accordance with the books and records of First Commerce, which are and will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the financial position of First Commerce as of the dates indicated and the results of operation, changes in shareholders’ equity, and cash flows of First Commerce for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereof or, in the case of interim financial statements to the normal recurring year-end adjustments that are not material in any amount or effect), and (c) do not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All call and other regulatory reports have been filed on the appropriate form, and prepared in all material respects in accordance with such form’s instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of the First Commerce Financial Statements (the “First Commerce Latest Balance Sheet”), none of the First Commerce Entities has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the SEC, the FDIC, the Georgia Department of Banking and Finance, the Federal Reserve Board or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of the First Commerce Entities since January 1, 2005, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the SEC, the FDIC the Georgia Department of Banking and Finance, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of the First Commerce Entities to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. The First Commerce Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, copies of which have been made available to SBKC. The First Commerce Entities have timely filed all reports and other documents required to be filed by them with the SEC, the FDIC, the Georgia Department of Banking and Finance, and the Federal Reserve Board.

(c) Each of the First Commerce Entities maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of First Commerce in accordance with GAAP and to maintain accountability for First Commerce’s consolidated assets; (C) access to First Commerce’s assets is permitted only in accordance with management’s authorization; (D) the reporting of First Commerce’s assets is compared with existing assets at regular intervals and (E) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d) Since January 1, 2002, none of the First Commerce Entities nor any current director, officer, nor to First Commerce’s Knowledge, any former officer or director or current or former employee, auditor, accountant or representative of the First Commerce Entities has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies, or method of the First Commerce Entities or their respective internal accounting controls. No attorney representing the First Commerce Entities, whether or not employed by any of the First Commerce Entities, has reported evidence of a material violation (as such term is interpreted under Section 307 of the Sarbanes-Oxley Act and the SEC’s regulations thereunder) by the First Commerce Entities or any officers, directors, employees or agents of First Commerce’s Board of Directors or any committee thereof or to any director or officer of First Commerce.

5.6 Absence of Undisclosed Liabilities. First Commerce has no Liabilities of a nature required to be reflected on a consolidated balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheet of First Commerce as of December 31, 2006, included in the First Commerce Financial Statements or reflected in the notes thereto. First Commerce has not incurred or paid any Liability since December 31, 2006, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a First Commerce Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

5.7 Loan and Investment Portfolios. As of the date of this Agreement, all loans, discounts and financing leases reflected on the First Commerce Financial Statements were, and with respect to the First Commerce Financial Statements delivered as of the dates subsequent to the execution of this Agreement, will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) to the extent secured, have been secured by valid liens and security interests that have been perfected. Accurate lists of all loans, discounts and financing leases as of January 31, 2007 and on a monthly basis thereafter, and of the investment portfolios of the First Commerce Entities as of such date, have been and will be delivered to SBKC concurrently with the First Commerce Disclosure Memorandum. Except as specifically set forth in Section 5.7 of the First Commerce Disclosure Memorandum, no First Commerce Entity is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by the First Commerce Entities to be otherwise in Default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by First Commerce, the Bank, the FDIC or the Georgia Department of Banking and Finance, (iv) an obligation of any director, executive officer or 10% shareholder of any First Commerce Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in material violation of any Law.

5.8 Absence of Certain Changes or Events. Since December 31, 2006, except as disclosed in the First Commerce Financial Statements delivered prior to the date of this Agreement or in Section 5.8 of the First Commerce Disclosure Memorandum or as contemplated in this Agreement, including, but not limited to, Section 3.2 hereof (i) there have been no events, changes, or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a First Commerce Material Adverse Effect, (ii) First Commerce has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of First Commerce Common Stock and (iii) the First Commerce Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a breach or violation of any of the covenants and agreements of the First Commerce Entities provided in Article 7 of this Agreement. Except as may result from the transactions contemplated by this Agreement, none of the First Commerce Entities have, since the date of the First Commerce Financial Statements delivered prior to the date of this Agreement:

(a) borrowed any money other than deposits or overnight fed funds or entered into any capital lease or leases; or, except in the ordinary course of business and consistent with past practices: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any Lien any of its assets, sold, assigned or transferred any of its assets in excess of $100,000 in the aggregate or (iv) incurred any other Liability or loss representing, individually or in the aggregate, over $100,000;

(b) suffered over $100,000 in damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

(c) experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix or interest-bearing versus noninterest-bearing deposits;

(d) had any customer with a loan or deposit balance of more than $500,000 terminate, or received notice of such customer’s intent to terminate, its relationship with a First Commerce Entity;

(e) failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;

(f) forgiven any debt owed to it in excess of $100,000, or canceled any of its claims or paid any of its noncurrent obligations or Liabilities;

(g) made any capital expenditure or capital addition or betterment in excess of $100,000;

(h) entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $100,000;

(i) except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the First Commerce Financial Statements;

(j) entered into any agreement, contract or commitment to do any of the foregoing; or

(k) authorized or issued any additional shares of First Commerce Common Stock, preferred stock, or Equity Rights.

5.9 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of the First Commerce Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for all periods ended on or prior to the date hereof. All Taxes payable with respect to tax periods ending on or prior to the date hereof (whether or not shown on filed Tax Returns) have been fully and timely paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes. First Commerce’s income Tax Returns have never been audited by the IRS or state or local Taxing authority. None of the First Commerce Entities has had any of its other Tax Returns audited by a Taxing authority. All Taxes and other Liabilities due with respect to any and all completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the First Commerce Entities except for Liens for Taxes accrued but not yet payable. No Taxing authority has ever notified any First Commerce Entity of an obligation to file Tax Returns in any jurisdiction in which the applicable First Commerce Entity did not file Tax Returns of the type indicated prior to such time.

(b) The First Commerce Entities have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c) The provision for any Taxes due or to become due for First Commerce for the period or periods through and including the date of the respective First Commerce Financial Statements that has been made and is reflected on such First Commerce Financial Statements is sufficient to cover all such Taxes.

(d) All deferred Taxes of First Commerce have been provided for in the First Commerce Financial Statements in accordance with GAAP.

(e) The First Commerce Entities are in compliance with, and their respective records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(f) None of the First Commerce Entities have experienced a change in ownership with respect to their respective stock, within the meaning of Section 382 of the Internal Revenue Code, other than the ownership change that will occur as a result of the transactions contemplated by this Agreement.

(g) None of the First Commerce Entities have made any payments, are obligated to make any payments, or are a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code or any comparable provision of state Tax Law.

(h) None of the First Commerce Entities are nor have they ever been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c) or any comparable provisions of state Tax Law. None of the First Commerce Entities have been nor will they be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Effective Time.

5.10 Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the “Allowance”) shown on the First Commerce Latest Balance Sheet and the Allowance shown on the consolidated balance sheets of First Commerce as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the First Commerce Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the First Commerce Entities as of the dates thereof. First Commerce also does not have any reason to believe that there are any facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the Allowances. Each of the Allowances reflected on the books of the First Commerce Entities at all time, from and after the date of the First Commerce Latest Balance Sheet is, and will be, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to First Commerce’s Knowledge, there are no facts or circumstances that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the Allowances.

5.11 Assets; Insurance.

(a) Except as disclosed or reserved against in the First Commerce Financial Statements delivered prior to the date of this Agreement, the First Commerce Entities have good and marketable title, free and clear of all Liens, to their respective Assets, except for (i) mortgages and encumbrances that secure indebtedness that is properly reflected in the First Commerce Financial Statements or that secure deposits of public funds as required by law; (ii) Liens for taxes accrued but not yet payable; (iii) Liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or Assets or the potential sale of any of such owned properties or Assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. All tangible properties used in the business of the First Commerce Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such First Commerce Entities’ past practices. All Assets which are material to the First Commerce Entities’ business on a consolidated basis, held under leases or subleases by any of the First Commerce Entities, are held under valid Contracts enforceable against the First Commerce Entities in accordance with their respective terms (except as enforceability may be limited by applicable Bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(b) The First Commerce Entities have paid all amounts due and payable under any insurance policies and guarantees applicable to the First Commerce Entities and their Assets and operations; all such insurance policies and guarantees are in full force and effect, and all the First Commerce Entities’ properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts and with deductibles that are adequate and are consistent with past practice and experience. None of the First Commerce Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any First Commerce Entity under such policies.

(c) With respect to each lease of any real property or personal property to which any First Commerce Entity is a party (whether as lessee or lessor), except for financing leases in which a First Commerce Entity is lessor, (i) such lease is in full force and effect in accordance with its terms by the First Commerce Entity; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by the First Commerce Entity; (iii) there exists no Default under such lease by the First Commerce Entity; and (iv) the Merger will not constitute a Default or a cause for termination or modification of such lease.

(d) First Commerce has no legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its Assets or to sell or dispose of any of its Assets except in the ordinary course of business consistent with past practices.

(e) The First Commerce Entities’ Assets include all material Assets required to operate the business of the First Commerce Entities as presently conducted.

5.12 Intellectual Property. The First Commerce Entities own or have a license to use all of the Intellectual Property used by the First Commerce Entities in the course of their business. The First Commerce Entities are the owner of or have a license to any Intellectual Property sold or licensed to a third party by the First Commerce Entities in connection with the First Commerce Entities’ business operations, and the First Commerce Entities have the right to convey by sale or license any Intellectual Property so conveyed. The First Commerce Entities have not received notice of Default under any of their Intellectual Property licenses. No proceedings have been instituted, or are pending or, to the Knowledge of First Commerce, threatened, that challenge the rights of the First Commerce Entities with respect to Intellectual Property used, sold or licensed by the First Commerce Entities in the course of their business, nor has any person claimed or alleged in writing any rights to such Intellectual Property. The conduct of the First Commerce Entities’ business does not infringe any Intellectual Property of any other person. The First Commerce Entities are not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. No officer, director or employee of the First Commerce Entities is a party to any Contract that restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any First Commerce Entity.

5.13 Environmental Matters.

(a) The First Commerce Entities, their Participation Facilities, and their Operating Properties are, and have been, in compliance with all Environmental Laws.

(b) There is no Litigation pending or, to the Knowledge of First Commerce, threatened before any court, governmental agency, or authority or other forum in which the First Commerce Entities or any of their Operating Properties or Participation Facilities (or First Commerce in respect of such Operating Property or Participation Facility) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by the First Commerce Entities or any of their Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

(c) During the period of (i) the First Commerce Entities’ ownership or operation of any of its Assets, (ii) the First Commerce Entities’ participation in the management of any Participation Facility, or (iii) the First Commerce Entities’ First Commerce of a security interest in a Operating Property, there has been no Release of any Hazardous Material in, at, on, under, about, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) the First Commerce Entities’ ownership or operation of any of its Assets, (ii) the First Commerce Entities’ participation in the management of any Participation Facility, or (iii) the First Commerce Entities’ First Commerce of a security interest in an Operating Property, there was no Release of any Hazardous Material in, at, on, under, about, or affecting any such property, Participation Facility or Operating Property. No lead-based paint or asbestos in any form is present in, at, on, under, about, or affecting (or potentially affecting) any Asset.

(d) The First Commerce Entities have delivered to SBKC true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the First Commerce Entities pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Asset, or concerning compliance by the First Commerce Entities or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

(e) There are no aboveground or underground storage tanks, whether in use or closed, in, at, on, under any Asset. Section 5.13(e) of the First Commerce Disclosure Memorandum contains a detailed description of all above-ground or underground storage tanks removed by or on behalf of the First Commerce Entities at or from any Asset. Any such tank removals were performed in accordance with Environmental Laws and no soil or groundwater contamination resulted from the operation or removal of such tanks.

5.14 Compliance with Laws. The Bank is a state bank whose deposits are and will at the Effective Time be insured by the FDIC and has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. None of the First Commerce Entities are:

(a) in Default under any of the provisions of their respective Articles of Incorporation or Bylaws (or other governing instruments);

(b) in Default under any Laws, Orders, or Permits applicable to their business or employees conducting their respective businesses; or

(c) since January 1, 2005, in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any First Commerce Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring any First Commerce Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its respective business or in any manner relates to capital adequacy, credit or reserve policies or management.

Copies of all reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to SBKC.

5.15 Labor Relations. The First Commerce Entities are not a party to any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization or other employee representative to wages or conditions of employment, nor are the First Commerce Entities party to any collective bargaining agreement, nor is there any pending or threatened strike, slowdown, picketing, work stoppage or other labor dispute involving any First Commerce Entity. To the Knowledge of First Commerce, there is no activity involving any of the First Commerce Entities’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.16 Employee Benefit Plans.

(a) The First Commerce Entities have listed in Section 5.16 of the First Commerce Disclosure Memorandum, and have delivered or made available to SBKC prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, employee stock ownership, deferred compensation, stock option, warrant, employee stock ownership, severance pay, vacation, cash or stock bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the First Commerce Entities or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “First Commerce Benefit Plans”). Any of the First Commerce Benefit Plans that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “First Commerce ERISA Plan.” No First Commerce ERISA Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code.

(b) All First Commerce Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. The First Commerce Entities have not engaged in a transaction with respect to any First Commerce Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the First Commerce Entities to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

(c) The First Commerce Entities have no Liability for retiree health and retiree life benefits under any of the First Commerce Benefit Plans and there are no restrictions on the rights of the First Commerce Entities to amend or terminate any such retiree health or retiree life benefit Plan without incurring any Liability thereunder.

(d) Except for shareholder approval of exempt payments to a certain executive officer, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the First Commerce Entities from any of the First Commerce Entities under any First Commerce Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any First Commerce Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(e) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of the First Commerce Entities and their respective beneficiaries have been fully reflected on the First Commerce Financial Statements to the extent required by and in accordance with GAAP.

(f) Each nonqualified deferred compensation plan, within the meaning of Section 409A of the Internal Revenue Code, maintained by the First Commerce Entities on or after January 1, 2005, has been operated in compliance with the requirements of Section 409A (or an available exemption therefrom) such that amounts of compensation deferred thereunder will not be includible in gross income under Section 409A prior to the distribution of benefits in accordance with the terms of the plan and will not be subject to the additional tax under Section 409A(a)(1)(B)(ii).

5.17 Material Contracts. Except as disclosed in Section 5.17 of the First Commerce Disclosure Memorandum or otherwise reflected in the First Commerce Financial Statements, neither the First Commerce Entities nor any of their respective Assets, businesses, or operations that they are a party to, or are bound or affected by, or receive benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any First Commerce Entity or the guarantee by any First Commerce Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract that prohibits or restricts the First Commerce Entities, its directors or employees from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course of business with customers), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by the First Commerce Entities, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $100,000), (vii) any indemnification or exculpatory Contract with any director, officer or employee, other than as provided in First Commerce’s articles of incorporation and bylaws, and (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet that is a financial derivative Contract (the “First Commerce Contracts”). With respect to each First Commerce Contract and except as disclosed in Section 5.17 of the First Commerce Disclosure Memorandum: (i) the Contract is in full force and effect against the applicable First Commerce Entity; (ii) the First Commerce Entity is not in Default thereunder; (iii) the First Commerce Entity has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is in Default in any respect, or has repudiated or waived any material provision thereunder. All of the indebtedness of the First Commerce Entities for money borrowed is prepayable at any time by the First Commerce Entities without penalty or premium.

5.18 Legal Proceedings. There is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of a material unfavorable outcome) against the First Commerce Entities, or against any employee benefit plan of the First Commerce Entities, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any First Commerce Entity. Section 5.18 of the First Commerce Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any First Commerce Entity is a party and that names any First Commerce Entity as a defendant or cross-defendant or for which any First Commerce Entity has any potential Liability in excess of $50,000. There is no Litigation pending or to the Knowledge of First Commerce threatened against any officer, director, advisory director or employee of the First Commerce Entities in each case by reason of any person being or having been an officer, director, advisory director or employee of the First Commerce Entities.

5.19 Reports. Since December 31, 2005, the First Commerce Entities have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.20 Accounting, Tax and Regulatory Matters. First Commerce has not taken or agreed to take any action and has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.21 Community Reinvestment Act. the First Commerce Entities have complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

5.22 Privacy of Customer Information.

(a) The Bank is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to the SBKC Entities pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 5.22, “IIPI” shall include any information relating to an identified or identifiable natural person.

(b) The collection and use of such IIPI by the Bank, the transfer of such IIPI to the SBKC Entities, and the use of such IIPI by the SBKC Entities as contemplated by this Agreement complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.

5.23 Technology Systems.

(a) No action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by the First Commerce Entities (collectively, the “Technology Systems”) to continue by the SBKC Entities to the same extent and in the same manner that it has been used by the First Commerce Entities.

(b) The Technology Systems (for a period of 18 months prior to the Effective Date) have not suffered unplanned disruption causing a First Commerce Material Adverse Effect. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Liens. Access to business critical parts of the Technology Systems is not shared with any third party.

(c) Schedule 5.23(c) of the First Commerce Disclosure Memorandum sets forth details of First Commerce’s disaster recovery and business continuity arrangements.

(d) The First Commerce Entities have not received notice of nor are they aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any of the First Commerce Entities’ agreements or arrangements relating to the Technology Systems (including maintenance and support).

5.24 Bank Secrecy Act; Money Laundering. None of the First Commerce Entities have any reason to believe that any facts or circumstances exist, which would cause the First Commerce Entities to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law.

5.25 Corporate Documents. First Commerce has delivered to SBKC, with respect to the First Commerce Entities, true and correct copies of their Organizational Documents, and the charters of each of the committees of their respective Boards of Directors, all as amended and currently in effect, and all of which are listed in Schedule 5.25 of the First Commerce Disclosure Memorandum. All of the foregoing, and all of the corporate minutes and stock transfer records of the First Commerce Entities that will be made available to SBKC after the date hereof, are current, complete and correct in all material respects.

5.26 Fairness Opinion. Prior to the execution of this Agreement, First Commerce has received an opinion of Burke Capital LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration Per Share is fair, from a financial point of view, to the shareholders of First Commerce and a signed copy of the opinion has been delivered to SBKC. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.27 Accuracy of Statements. No warranty or representation made or to be made by First Commerce in this Agreement or in any document furnished or to be furnished by First Commerce pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

5.28 Consent. First Commerce hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of First Commerce, and Burke Capital LLC has consented to the inclusion of its opinion so long as such inclusion is in form and substance reasonably satisfactory to Burke Capital LLC.

5.29 First Commerce Disclosure Memorandum. First Commerce has delivered to SBKC a memorandum (the “First Commerce Disclosure Memorandum”) containing certain information regarding the First Commerce Entities as indicated at various places in this Agreement. All information set forth in the First Commerce Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of First Commerce under this Article 5. The information contained in the First Commerce Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 5 and the covenants in Article 7 of this Agreement to the extent applicable.

5.30 Affiliate and Support Agreement; Non-Competition Agreement; Employment Agreements. As of the date hereof, each of the directors of First Commerce has executed and delivered to SBKC an Affiliate and Support Agreement in the form of Exhibit A and a Director’s Non-Competition Agreement in the form of Exhibit B. As of the date hereof, each of the persons listed on Section 5.30 of the First Commerce Disclosure Memorandum has executed and delivered their respective Employment Agreements.

5.31 Board Recommendation. The Board of Directors of First Commerce, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the First Commerce Affiliate Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of First Commerce Common Stock approve this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SBKC

SBKC hereby represents and warrants to First Commerce as follows:

6.1 Organization, Standing and Power. SBKC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. SBKC has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. SBKC is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

6.2 Authority; No Breach by Agreement.

(a) SBKC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SBKC. Subject to receipt of the requisite Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of SBKC, enforceable against SBKC in accordance with its terms (except in all cases as such enforceability may be limited by applicable banking, bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by SBKC, nor the consummation by SBKC of the transactions contemplated hereby, nor compliance by SBKC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of SBKC’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any SBKC Subsidiary or any resolution adopted by the Board of Directors or the shareholders of any SBKC Entity that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any SBKC Entity under, any Contract or Permit of any SBKC Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any SBKC Entity or any of their respective material Assets (including any SBKC Entity or First Commerce Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any SBKC Entity or First Commerce Entity being reassessed or revalued by any Taxing authority).

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the Nasdaq Global Select Market, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by SBKC of the Merger and the other transactions contemplated in this Agreement.

6.3 Capital Stock.

(a) The authorized capital stock of SBKC consists of 25,000,000 shares of SBKC Common Stock, of which 19,181,241 shares are issued and outstanding. All of the issued and outstanding shares of SBKC Common Stock are, and all of the shares of SBKC Common Stock to be issued in exchange for shares of First Commerce Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of SBKC Common Stock has been, and none of the shares of SBKC Common Stock to be issued in exchange for shares of First Commerce Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of SBKC.

(b) Except as set forth in Section 6.3(a) of this Agreement or in Section 6.3(b) of the SBKC Disclosure Memorandum, there are no shares of capital stock, preferred stock or other equity securities of SBKC outstanding and no outstanding Equity Rights relating to the capital stock of SBKC.

6.4 SBKC Subsidiaries. Except as disclosed in Section 6.4 of the SBKC Disclosure Memorandum, SBKC or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each SBKC Subsidiary. Each SBKC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. Each SBKC Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

6.5 SEC Filings; Financial Statements.

(a) SBKC has timely filed and made available to First Commerce all SEC Documents required to be filed by SBKC since December 31, 2004 (the “SBKC SEC Reports”). The SBKC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SBKC SEC Reports or necessary in order to make the statements in such SBKC SEC Reports, in light of the circumstances under which they were made, not misleading. No SBKC Subsidiary is required to file any SEC Documents.

(b) Each of the SBKC Financial Statements (including, in each case, any related notes) contained in the SBKC SEC Reports, including any SBKC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented the consolidated financial position of SBKC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not material in amount or effect.

6.6 Legal Proceedings. There is no Litigation that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of SEC Rules and Regulations that are not so disclosed, pending or, to SBKC’s Knowledge, threatened against SBKC, or against any asset, interest or right of SBKC, nor are there any Orders of any Regulatory Authority or arbitrators outstanding against SBKC.

6.7 Accounting, Tax and Regulatory Matters. SBKC has not taken or agreed to take any action and has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.8 Legality of SBKC Securities. All shares of SBKC Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all Liens and any preemptive or similar rights.

6.9 Community Reinvestment Act. SBKC has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has not received a CRA rating of less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

6.10 Bank Secrecy Act; Money Laundering. SBKC does not have any reason to believe that any facts or circumstances exist, which would cause SBKC to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law.

6.11 Accuracy of Statements. No warranty or representation made or to be made by SBKC in this Agreement or in any document furnished or to be furnished by SBKC pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

6.12 SBKC Disclosure Memorandum. SBKC has delivered to First Commerce the SBKC Disclosure Memorandum. All information set forth in the SBKC Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of SBKC under this Article 6. The information contained in the SBKC Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 6 and the covenants in Article 7 to the extent applicable.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Affirmative Covenants of Each Party. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and material Assets and maintain its rights and franchises, and (c) take no action that would (i) materially adversely affect the ability of either Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement, or (ii) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

7.2 Negative Covenants of First Commerce. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of SBKC shall have been obtained, which Consent shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated herein, First Commerce covenants and agrees that it will not do or agree or commit to do any of the following:

(a) amend its Articles of Incorporation, Bylaws or other governing instruments;

(b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of business of First Commerce consistent with past practices (which exception shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of First Commerce of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the First Commerce Disclosure Memorandum);

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or in connection with the exercise of its existing options and warrants), directly or indirectly, any shares, or any securities convertible into any shares, of First Commerce’s capital stock, or, declare or pay any dividend or make any other distribution in respect of First Commerce’s capital stock;

(d) other than in connection with the exercise of its existing options or warrants, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of First Commerce Common Stock or any other capital stock of First Commerce, or any stock appreciation rights, or any option, warrant, or other Equity Right;

(e) adjust, split, combine or reclassify any shares of First Commerce Common Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of First Commerce Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration;

(f) except for purchases of U.S. Treasury securities, U.S. Government agency securities or obligations of the State of Georgia, or any subdivisions thereof that have maturities of seven years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(g) enter into or amend any employment Contract or indemnification Contract with any Person (unless such amendment is required by Law or this Agreement) that First Commerce does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(h) adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of First Commerce other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law or contemplated by this Agreement, the terms of such plans or consistent with past practice;

(i) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

(j) commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of First Commerce for over $100,000 in money damages or any restrictions upon the operations of First Commerce;

(k) other than in the ordinary course of business, enter into, modify, amend or terminate any Contract (including any loan Contract with an unpaid balance) or waive, release, compromise or assign any right or claim in an amount exceeding $100,000;

(l)(i) charge off (except as may otherwise be required by law or by Regulatory Authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value;

(m) materially revalue any of the First Commerce Entities’ assets or materially change any method of accounting or accounting practice used by it or any of its Subsidiaries, other than changes required by GAAP or the FDIC;

(n) make any materially adverse changes in the mix, rates, terms or maturities of the Bank’s deposits or other Liabilities;

(o) make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed applicable regulatory lending limits;

(p) take any action or fail to take any action that will cause First Commerce’s consolidated net shareholders’ equity to be less than $19.5 million at the Effective Time (excluding any reductions relating to severance payments or change in control payments to executive officers, but including payment of the special dividend);

(q) take any action that at the time of taking such action is reasonably likely to prevent, or would be reasonably likely to interfere with, the consummation of the Merger other than as contemplated by Section 10.1(f) of this Agreement; or

(r) agree or commit to take any of the actions prohibited by this Section 7.2.

7.3 Negative Covenants of SBKC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of First Commerce shall have been obtained, which Consent shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated herein, SBKC covenants and agrees that it will not do or agree or commit to amend the Articles of Incorporation or Bylaws of SBKC, in each case, in any manner adverse to the holders of First Commerce Common Stock.

7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a First Commerce Material Adverse Effect or an SBKC Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same.

7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

7.6 Loan Portfolio Review. SBKC shall have the right to perform due diligence reviews of First Commerce’s lending activities at 45-day intervals between the date of this Agreement and the Effective Time.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 First Commerce Shareholder Approval; SBKC Registration Statement and Proxy Statement.

(a) First Commerce shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of obtaining the First Commerce Shareholder Approval and such other matters as the Board of Directors of First Commerce may direct, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. SBKC shall be entitled to have a representative attend such meeting of shareholders. The Board of Directors of First Commerce shall make the First Commerce Directors’ Recommendation to its shareholders and the First Commerce Directors’ Recommendation shall be included in the Proxy Statement; provided, that the First Commerce Board of Directors may withdraw, modify, or change in an adverse manner to SBKC its recommendations if the Board of Directors of First Commerce concludes in good faith (and based upon the advice of its outside counsel) that the failure to so withdraw, modify, or change its recommendations would constitute a breach of the fiduciary duties of First Commerce’s Board of Directors under applicable Law. Notwithstanding such withdrawal of such First Commerce Directors’ Recommendation, First Commerce shall nevertheless submit this Agreement to its shareholders for adoption unless such action is prohibited under applicable Law.

(b) SBKC will promptly prepare and file on Form S-4 a Registration Statement (which will include the Proxy Statement) complying with all the requirements of the 1933 Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the SBKC Common Stock that will be issued to the holders of First Commerce Common Stock pursuant to the Merger. SBKC shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the SBKC Common Stock under the Securities Laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the SBKC Common Stock pursuant to the Registration Statement, such stock shall be freely tradable by the shareholders of First Commerce except to the extent that the transfer of any shares of SBKC Common Stock received by shareholders of First Commerce is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable Tax rules. First Commerce and its counsel shall have reasonable opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

(c) Each of the Parties will cooperate in the preparation of the Registration Statement and Proxy Statement that complies with the requirements of the Securities Laws, for the purpose of submitting this Agreement and the transactions contemplated hereby to First Commerce’s shareholders for approval. Each of the Parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its Subsidiaries, as applicable, as the other Party may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement. None of the information to be supplied by First Commerce for inclusion in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, not misleading, (ii) the Proxy Statement will, at the date it is first mailed to First Commerce’s shareholders and at the time of the First Commerce shareholders’ meeting (except to the extent amended or supplemented by a subsequent communication), not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any other document filed with any other Regulatory Authority in connection herewith will, at the time such document is filed, fail to comply as to form in all material respects with the provisions of applicable Law. The Proxy Statement will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations thereunder, except that no representation or warranty is made by First Commerce with respect to statements made or incorporated by reference therein based on information supplied by any SBKC Entity for inclusion or incorporation by reference in the Proxy Statement.

8.2 Nasdaq Listing. SBKC shall list, prior to or at the Effective Time, on the Nasdaq Global Select Market the shares of SBKC Common Stock to be issued to the holders of First Commerce Common Stock pursuant to the Merger, and SBKC shall give all notices and make all filings with the Nasdaq Global Select Market required in connection with the transactions contemplated herein.

8.3 Applications. SBKC shall prepare and file, and First Commerce shall cooperate in the preparation and, where appropriate, filing applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, SBKC shall execute and file Articles or a Certificate of Merger with the Secretary of State of Georgia in connection with the Closing.

8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions in good faith, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.6 Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

(b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from the other Party.

(c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence which represents, or is reasonably likely to represent, either a material breach of any of its representations, warranties, covenants or agreements or which has had or is reasonably likely to have a First Commerce Material Adverse Effect or an SBKC Material Adverse Effect, as applicable.

8.7 No Solicitations.

(a) Except as contemplated by Section 8.7(c) of this Agreement and prior to the Effective Time or until the termination of this Agreement, First Commerce shall not, without the prior written approval of SBKC,

(i) directly or indirectly solicit, encourage, initiate or knowingly facilitate inquiries or proposals with respect to, furnish any information regarding, enter into any Contract with respect to or encourage or participate in any Acquisition Proposal; or

(ii) withdraw its recommendation to the First Commerce shareholders regarding the Merger or make a recommendation regarding any Acquisition Transaction.

(b) First Commerce shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above and will notify SBKC immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with any of its officers, directors, agents and affiliates.

(c) Nothing contained in this Section 8.7 shall prohibit any officer or director of First Commerce from taking any action that the Board of Directors of First Commerce shall determine in good faith, after consultation with legal counsel, is required by law or is required to discharge his or her fiduciary duties to First Commerce and its shareholders.

(d) First Commerce shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted with respect to any Acquisition Transaction except those contemplated by this Agreement.

(e) Each Party shall promptly advise the other Party following the receipt of any Acquisition Proposal and the details thereof and advise the other Party of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

8.8 Press Releases. Prior to the Effective Time, First Commerce and SBKC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure its legal counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger and the Recapitalization, and to take no action which would cause the Merger and the Recapitalization not, to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10 Charter Provisions. First Commerce shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under First Commerce’s Articles of Incorporation, Bylaws or other governing instruments or restrict or impair the ability of SBKC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of First Commerce Common Stock that may be directly or indirectly acquired or controlled by them.

8.11 Indemnification and Insurance.

SBKC covenants and agrees that:

(a) all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under First Commerce’s Articles of Incorporation and Bylaws as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an “Indemnified Party”) shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which SBKC is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effect any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between SBKC and the Indemnified Party.

(b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against SBKC under such subparagraph, notify SBKC in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, SBKC shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from SBKC to such Indemnified Party of its election so to assume the defense thereof, SBKC shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if SBKC elects not to assume such defense or if counsel for the Indemnified Party advises SBKC in writing that there are material substantive issues that raise conflicts of interest between SBKC or First Commerce and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and SBKC shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, SBKC shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

(c) First Commerce shall cause the persons serving as its officers or directors immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by First Commerce with respect to acts or omissions occurring prior to or at the respective effective times that were committed by such officers and directors in their capacity as such; provided that (i) SBKC may substitute a policy or policies with at least the same coverage and amounts and terms and conditions that are no less advantageous (or with First Commerce’s Consent, given prior to the Effective Time, any other policy); and (ii) the aggregate premium to be paid by First Commerce for such insurance shall not exceed 150% of the most current annual premium paid by First Commerce for its directors and officers liability insurance, without SBKC’s prior approval, which shall not be unreasonably withheld or delayed.

(d) If SBKC or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of SBKC shall assume the obligations set forth in this Section 8.11.

(e) The provisions of this Section 8.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

8.12 Employee Benefits and Contracts. Following the Effective Time, SBKC shall provide generally to officers and employees of First Commerce (who continue employment with SBKC or any of its Subsidiaries) employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by SBKC to its other similarly situated officers and employees. For purposes of benefit accrual (but only for purposes of determining benefits accruing under payroll practices such as vacation policy or under fringe benefit programs that do not rise to the level of a “plan” within the meaning of Section 3(3) of ERISA), eligibility to participate and vesting determinations in connection with the provision of any such employee benefits, service with First Commerce prior to the Effective Time shall be counted. SBKC shall also honor in accordance with their terms all employment, severance, consulting, option and other contracts of a compensatory nature to the extent disclosed in the First Commerce Disclosure Memorandum between First Commerce and any current or former director, officer or employee thereof, and no other contracts of the types described that are not so disclosed shall be deemed to be assumed by SBKC by reason of this Section 8.13. If, during the calendar year in which falls the Effective Time, SBKC shall terminate any “group health plan,” within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more First Commerce employees participated immediately prior to the Effective Time (a “First Commerce Plan”), SBKC shall use its reasonable best efforts to cause any successor group health plan to waive any underwriting requirements; to give credit for any such First Commerce employee’s participation in the First Commerce Plan prior to the Effective Time for purposes of applying any pre-existing condition limitations set forth therein; and to give credit for covered expenses paid by any such First Commerce employee under a First Commerce Plan prior to the Effective Time towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan. SBKC also shall be considered a successor employer for and shall provide to “qualified beneficiaries,” determined immediately prior to the Effective Time, under any First Commerce Plan appropriate “continuation coverage” (as those terms are defined in Section 4980B of the Internal Revenue Code) following the Effective Time under either the First

Commerce Plan or any successor group health plan maintained by SBKC. At the request of SBKC, First Commerce will take all appropriate action to terminate, prior to the Effective Time, any retirement plan maintained by First Commerce that is intended to be qualified under Section 401(a) of the Internal Revenue Code.

8.13 Additional Payments. First Commerce shall include in the Proxy Statement a separate item that submits to a shareholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code) to receive certain payments that could be deemed “parachute payments” under Section 280G(b) of the Internal Revenue Code, in a manner that satisfies the shareholder approval requirements for the exemption of Section 280G(b)(5)(A)(ii) of the Internal Revenue Code and any regulations (including proposed regulations) promulgated thereunder. Such vote shall establish the “disqualified individual’s” right to such payments that would otherwise cause the total change in control payments or benefits payable to such individual to exceed 2.99 times such individual’s “base amount” (as defined in Section 280G(b)(3) and (d)) (the “Contingent Payments”). In addition, prior to such shareholder vote, First Commerce shall (i) provide adequate and appropriate disclosure to all shareholders of First Commerce entitled to vote of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Internal Revenue Code in a manner that satisfies Section 280G(b)(5) of the Internal Revenue Code, and (ii) obtain from each “disqualified individual” who is entitled to receive payments that could be deemed “parachute payments” under Section 280G of the Internal Revenue Code a written waiver of his or her rights to the Contingent Payments in the event of a failure to approve such payments by greater than 75% of the First Commerce shares entitled to vote. Furthermore, First Commerce shall take all proper and necessary corporate action to obtain the requisite shareholder vote and provide the necessary disclosures to First Commerce shareholders. First Commerce agrees to cooperate with SBKC and to provide SBKC with the opportunity to review and comment on any applicable information statement, proxy materials, resolution, consent action, or other shareholder communication.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

(a) Shareholder Approval. The shareholders of First Commerce shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and, by the provisions of any governing instruments.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a First Commerce Material Adverse Effect or an SBKC Material Adverse Effect, as applicable.

(d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes the consummation of the transactions contemplated by this Agreement illegal.

(e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(f) Nasdaq Listing. The shares of SBKC Common Stock issuable pursuant to the Merger shall have been authorized for quotation on the Nasdaq Global Select Market.

9.2 Conditions to Obligations of SBKC. The obligations of SBKC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SBKC pursuant to Section 11.6(a):

(a) Representations and Warranties. The representations and warranties of First Commerce set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies, individually or in the aggregate, that are not reasonably likely to have a First Commerce Material Adverse Effect.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of First Commerce to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. First Commerce shall have delivered to SBKC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to First Commerce, Section 9.2(a) and Section 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by First Commerce’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SBKC and its counsel shall request.

(d) Opinion of Counsel. First Commerce shall have delivered to SBKC an opinion of Troutman Sanders LLP, dated as of the Closing Date, covering those matters set forth in Exhibit B hereto, which opinion may be rendered in accordance with the Interpretive Standards on Legal Opinions to Third Parties in Corporate Transactions promulgated by the Corporate and Banking Law Section of the State Bar of Georgia (January 1, 1992) or the American Bar Association (the “Interpretive Standards”).

(e) Affiliate and Support Agreements. As of the date hereof, SBKC shall have received from each director and executive officer of First Commerce set forth in Section 5.30 of the First Commerce Disclosure Memorandum the First Commerce Affiliate and Support Agreements referred to in Section 5.30.

(f) Equity Rights. First Commerce shall have delivered to SBKC copies of all agreements evidencing all stock options and warrants listed on the schedule to be delivered to SBKC pursuant to Section 4.1(b) of this Agreement.

(g) Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, circumstance or event individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a First Commerce Material Adverse Effect.

(h) Employment Agreements. As of the date hereof, SBKC and each of the persons set forth on Section 5.30 of the First Commerce Disclosure Memorandum shall have entered into an employment agreement on terms mutually satisfactory to the parties thereto.

(i) Noncompete Agreements. SBKC shall have received as of the date of this Agreement from each director and executive officer of First Commerce a signed mutually satisfactory noncompete agreement providing that for a period of two years after the Effective Time, such director will not serve on the board of directors of any financial institution (or holding company therefore) with offices located within 30 miles of the current main office of First Commerce in Douglasville, Georgia.

(j) Net Shareholders’ Equity. First Commerce Net Shareholders’ Equity shall not be less than $19.5 million (excluding any reductions relating to severance payments or change in control payments to executive officers, but including payment of the special dividend).

(k) Tax Opinions. SBKC shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of SBKC and First Commerce will be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) the exchange in the Merger of First Commerce Common Stock for SBKC Common Stock will not give rise to gain or loss to the shareholders of First Commerce with respect to such exchange (except to the extent of any cash received). In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of SBKC and First Commerce reasonably satisfactory in form and substance to such counsel.

First Commerce and SBKC shall have received a written opinion from Troutman Sanders LLP in a form reasonably satisfactory to First Commerce, dated the date of the Effective Time, substantially to the effect that the exchange in the Recapitalization of Warrants for shares of First Commerce Common Stock constitutes a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of SBKC and officers and Warrant holders of First Commerce reasonably satisfactory in form and substance to such counsel.

(l) Exercise or Termination of First Commerce Stock Options. Prior to the Effective Time, William C. Lumpkin, Jr. shall have exercised all First Commerce stock options held by him and paid in cash the related exercise price to First Commerce.

(m) Shareholder Vote. In the Proxy Statement, First Commerce shall have submitted to a shareholder vote the right of any “disqualified individual” (as defined in Section 280(G) of the Internal Revenue Code) to receive the Contingent Payments, in satisfaction of First Commerce’s covenants in Section 8.13.

(n) Waiver of Rights to “Parachute Payments.” The persons listed in Schedule 9.2(n) to this Agreement shall have entered into a written waiver of any rights to Contingent Payments prior to the vote set forth in Section 8.13 of this Agreement.

(o) SBKC Closing Stock Price. The closing stock price of SBKC Common Stock, as reported on the Nasdaq Global Select Market, shall not have been less than $19.25 for twenty (20) consecutive trading days with the measurement period beginning with the closing stock price on the twenty-fifth trading day prior to the Closing Date and ending with the fifth trading day prior to the Closing Date.

9.3 Conditions to Obligations of First Commerce. The obligations of First Commerce to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by First Commerce pursuant to Section 11.6(b) of this Agreement:

(a) Representations and Warranties. The representations and warranties of SBKC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies, individually or in the aggregate, that are not reasonably likely to have an SBKC Material Adverse Effect.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of SBKC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. SBKC shall have delivered to First Commerce (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to SBKC, Section 9.3(a) and Section 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by SBKC’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as First Commerce and its counsel shall request.

(d) Opinion of Counsel. SBKC shall have delivered to First Commerce an opinion of Alston & Bird LLP, counsel to SBKC, dated as of the Closing Date, covering those matters set forth in Exhibit C hereto, which opinion may be rendered in accordance with the Interpretive Standards.

(e) Regulatory Authorities Approval of Dividend. First Commerce shall have received the Consent from applicable Regulatory Authorities for payment of the special dividend set forth in Section 3.2.

(f) SBKC Closing Stock Price. The closing stock price of SBKC Common Stock, as reported on the Nasdaq Global Select Market, shall not have been less than $19.25 for twenty (20) consecutive trading days with the measurement period beginning with the closing stock price on the twenty-fifth trading day prior to the Closing Date and ending with the fifth trading day prior to the Closing Date.

ARTICLE 10

TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of First Commerce, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written Consent of the Boards of Directors of SBKC and First Commerce; or

(b) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below) and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a First Commerce Material Adverse Effect or an SBKC Material Adverse Effect, as applicable, on the breaching Party; or

(c) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or (ii) the shareholders of First Commerce fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by October 31, 2007, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

(e) By the Board of Directors of SBKC if the Board of Directors of First Commerce:

(i) shall withdraw, qualify, modify or change its recommendation to the First Commerce shareholders in a manner adverse to SBKC with respect to this Agreement or the Merger or shall have resolved to do any of the foregoing;

(ii) either recommends to the First Commerce shareholders or affirmatively approves, endorses or accepts any Acquisition Transaction or makes any announcement of any agreement to enter into an Acquisition Transaction; or

(iii) First Commerce has failed to substantially comply with its obligations under Sections 8.1 and 8.7.

(f) By the Board of Directors of First Commerce if First Commerce receives a bona fide written offer with respect to an Acquisition Transaction, and the Board of Directors of First Commerce determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to First Commerce’s shareholders than the transactions contemplated by this Agreement and neither First Commerce nor any of its Representatives has failed to comply with its obligations in Section 8.7; or

(g) By the Board of Directors of SBKC if the holders of more than 5% in the aggregate of the Outstanding First Commerce Shares vote such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and exercise their dissenters’ rights in accordance with Article 13 of the GBCC.

10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, 10.4 and 10.5 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment.

10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Article 10 and Articles 1, 2, 3, 4 and 11 and Sections 8.6, 8.11 8.12 and 8.13 of this Agreement.

10.4 Termination Payment. If this Agreement is terminated by either of the Parties pursuant to subsection 10.1(f) or 10.1(g) of this Agreement, then First Commerce (or its successor) shall within five business days pay or cause to be paid to SBKC, as liquidated damages and not as a penalty, upon demand a termination payment of $2.25 million payable in same day funds.

10.5 Reimbursement of Expenses. Notwithstanding the provisions of Section 11.2 of this Agreement, if this Agreement is terminated pursuant to subsection 10.1(b), the breaching Party shall pay the non-breaching Party an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents. Final settlement with respect to payment of such fees and expenses shall be made within 30 days after the termination of this Agreement. A termination of this Agreement under this Section shall not relieve the breaching Party from Liability for an uncured, willful breach or representation, warranty, covenant, or agreement of such Party contained in this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

“Acquisition Transaction” shall mean: (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer other disposition of all or substantially all of the assets of First Commerce, or the beneficial ownership of 15% or more of any class of First Commerce capital stock; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of First Commerce capital stock.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Affiliate and Support Agreements” shall have the meaning set forth in the Preamble.

“Aggregate Exercise Amount” shall mean the aggregate of the Exercise Amount of all First Commerce stock options outstanding immediately prior to the Effective Time and, in the case of Warrants, the aggregate of the Exercise Amount of the Warrants immediately prior to the Recapitalization.

“Agreement” shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Allowance” shall have the meaning set forth in Section 5.10.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Trading Price” shall mean the average closing price of SBKC Common Stock (adjusted proportionately for any stock split, stock dividend, recapitalization, reclassification or similar transaction that is effected, or for which a record date occurs) for the 30-day trading period ending on the date of determination in question (or if such date is not a trading date, then the first trading date immediately following such date) as reported in The Wall Street Journal (corrected for any typographical errors).

“Bank” shall mean First Commerce Community Bank.

“Bank Secrecy Act” shall have the meaning set forth in Section 5.24.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Cash Dividend” shall mean a one-time dividend of $3,160,808 million payable to the holders of First Commerce Stock Equivalents on the Closing Date.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall mean the date on which the Closing occurs.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contingent Payments” shall have the meaning set forth in Section 8.13.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“CRA” shall have the meaning set forth in Section 5.21.

“Default” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Dissenter Ratio” shall mean the ratio equal to (i) the number of Dissenting Shares divided by (ii) the number of shares of First Commerce Common Stock and First Commerce Stock Equivalents outstanding immediately prior to the Effective Time.

“Dissenting Shares” shall mean those shares with respect to which the holders thereof have perfected dissenters’ rights under Article 13 of the GBCC.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Environment” shall mean any soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law (including but not limited to nuisance or trespass claims), and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the Environment (including, but not limited to, ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“Equity Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, script, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 5.16(c).

“Exchange Agent” shall have the meaning set forth in Section 4.1.

“Exchange Shares” shall have the meaning set forth in Section 3.1(b).

“Exercise Amount” shall mean, for any stock option or Warrant, the product of (i) the exercise price per share of such stock option or Warrant, and (ii) the number of shares of First Commerce Common Stock underlying such stock option or Warrant.

“Exhibits” A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“First Commerce Benefit Plans” shall have the meaning set forth in Section 5.16(a).

“First Commerce Common Stock” shall mean the $1.00 par value common stock of First Commerce.

“First Commerce Disclosure Memorandum” shall mean the written information entitled “First Commerce Disclosure Memorandum” delivered prior to the date of this Agreement to SBKC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“First Commerce Entities” shall mean, collectively, First Commerce and the Bank.

“First Commerce Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of First Commerce as of December 31, 2006 and 2005, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of First Commerce for each subsequent quarter ended period, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any).

“First Commerce Latest Balance Sheet” shall have the meaning set forth in Section 5.5(b).

“First Commerce Material Adverse Effect” shall mean an event, change, violation, inaccuracy or occurrence which, individually or together with any other event, change, violation, inaccuracy or occurrence, has a material adverse impact on (i) the executive management team, the financial condition, property, business, assets or results of operations or prospects of First Commerce, taken as a whole, or (ii) the ability of First Commerce to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) actions and omissions of First Commerce taken with the prior informed written Consent of SBKC in contemplation of the transactions contemplated hereby, and (b) the direct effects of compliance with this Agreement on the operating performance of First Commerce, including expenses incurred by First Commerce in consummating the transactions contemplated by this Agreement.

“First Commerce Plan” shall have the meaning set forth in Section 8.13.

“First Commerce Stock Equivalent” shall mean (i) the First Commerce Stock that are outstanding immediately prior to the Effective Time; and (ii) with respect to each First Commerce stock option and Warrant to purchase shares of First Commerce Common Stock that is outstanding immediately prior to the Effective Time, the Net Equivalent Value of such stock option or Warrant divided by the Merger Consideration per Share.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“GBCC” shall mean the Georgia Business Corporation Code.

“Hazardous Material” shall mean any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “contaminant,” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; (ii) which is or contains asbestos, radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel, petroleum product, constituent or by-product, or other petroleum hydrocarbons; or (iii) which causes a material contamination, or a hazard, or threat of the same, to public health, human health or the Environment.

“IIPI” shall have the meaning set forth in Section 5.22(a).

“Indemnified Party” shall have the meaning set forth in Section 8.11(a).

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Letter of Transmittal” shall have the meaning set forth in Section 4.1.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institutions, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“Litigation” shall mean any action, arbitration, cause of action, claim, charge, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Merger” shall have the meaning set forth in Section 1.1.

“Merger Consideration” shall mean the value of the total consideration payable to the holders of Outstanding First Commerce Shares and Dissenting Shares pursuant to this Agreement, which for purposes of this Agreement shall have a deemed value of $56,650,000.

“Merger Consideration Per Share” shall mean (i) the Merger Consideration plus the Aggregate Exercise Amount, divided by (ii) the aggregate number of shares of First Commerce Common Stock plus shares of First Commerce Common Stock underlying such First Commerce stock options outstanding immediately prior to the Effective Time, and, in the case of Warrants, outstanding immediately prior to the Recapitalization.

“Nasdaq Global Select Market” shall mean the Global Select Market System of The Nasdaq Stock Market, Inc.

“Net Equivalent Value” shall mean, for any given First Commerce stock option or Warrant, the product of (i) the Merger Consideration per Share minus the exercise price per share for such stock option or Warrant, and (ii) the number of shares of First Commerce Common Stock underlying such stock option or Warrant.

“Old Certificates” shall have the meaning set forth in Section 4.1.

“Operating Property” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Organizational Documents” shall mean the articles of incorporation, association or organization, certificate of incorporation, association or organization, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.

“Outstanding First Commerce Shares” shall have the meaning set forth in Section 3.1(b).

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean, individually First Commerce or SBKC, and “Parties” shall mean collectively First Commerce and SBKC.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Pro Rata Share” shall mean the quotient obtained by dividing (i) one by (ii) the total number of Exchange Shares as of the Effective Time.

“Proxy Statement” shall mean the proxy statement used by First Commerce to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of SBKC relating to the issuance of the SBKC Common Stock to holders of Exchange Shares.

“Recapitalization” shall have the meaning set forth in Section 3.2.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SBKC under the 1933 Act with respect to the shares of SBKC Common Stock to be issued to the holders of Exchange Shares in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the SEC, the Nasdaq Global Select Market, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Department of Banking and Finance of the State of Georgia and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the movement of Hazardous Materials in, on, under or through the Environment.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

“SBKC Common Stock” shall mean the $1.00 par value common stock of SBKC.

“SBKC Disclosure Memorandum” shall mean the written information entitled “SBKC Disclosure Memorandum” delivered prior to the date of this Agreement to First Commerce describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“SBKC Entities” shall mean, collectively, SBKC and all SBKC Subsidiaries.

“SBKC Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of SBKC as of December 31, 2006 and 2005, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of SBKC for any subsequent quarter ended after December 31, 2006, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as filed by SBKC in SEC Documents, as delivered by SBKC to First Commerce prior to execution of this Agreement.

“SBKC Material Adverse Effect” shall mean an event, change, violation, inaccuracy or occurrence which, individually or together with any other event, change, violation, inaccuracy or occurrence, has a material adverse impact on (i) the financial condition, property, business, assets or results of operations or prospects of SBKC and its Subsidiaries, taken as a whole, or (ii) the ability of SBKC to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) actions and omissions of SBKC (or any of its Subsidiaries) taken with the prior informed written Consent of First Commerce in contemplation of the transactions contemplated hereby, and (b) the direct effects of compliance with this Agreement on the operating performance of SBKC, including expenses incurred by SBKC in consummating the transactions contemplated by this Agreement.

“SBKC SEC Reports” shall have the meaning set forth in Section 6.5(a).

“SBKC Subsidiaries” shall mean the Subsidiaries of SBKC and any corporation, bank, savings association, or other organization acquired as a Subsidiary of SBKC in the future and held as a Subsidiary by SBKC at the Effective Time.

“SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Shareholders’ Meeting” shall mean the meeting of the shareholders of First Commerce to be held pursuant to this Agreement, including any adjournment or adjournments thereof.

“Stock Consideration” shall mean a number of shares of SBKC Common Stock equal to the quotient obtained by dividing (i) $56,650,000, by (ii) the Average Trading Price as of the date that is five business days prior to the proposed Closing Date; provided, however, that the number of shares of SBKC Common Stock issued to the holders of Exchange Shares shall not be less than 2,410,638 shares nor more than 2,634,883 shares. Notwithstanding the foregoing, the number of shares determined above shall be reduced by an amount equal to the product of (A) the number of shares determined above and (B) the Dissenter Ratio. For example, if (1) the Average Trading Price is $20.00 and (2) there are no Dissenting Shares, then such number of shares of SBKC Common Stock will equal 2,634,883.

“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax Return” shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Tax” or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Opinion” shall have the meaning set forth in Section 9.1(g).

“Technology Systems” shall have the meaning set forth in Section 5.23(a).

“Warrants” shall have the meaning set forth in Section 3.2.

(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2 Expenses. Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

11.3 Brokers and Finders. Except as disclosed in Section 11.3 of the First Commerce Disclosure Memorandum and of the SBKC Disclosure Memorandum, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by First Commerce or by SBKC, each of First Commerce and SBKC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of First Commerce Common Stock, there shall be made no amendment that pursuant to Section 14-2-1106 of the GBCC requires further approval by such shareholders without the further approval of such shareholders; and further provided, that after any such approval by the holders of First Commerce Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of First Commerce Common Stock will be exchanged for shares of SBKC Common Stock or cash shall not be amended after the First Commerce Shareholders’ Meeting in a manner adverse to the holders of First Commerce Common Stock without any requisite approval of the holders of the issued and outstanding shares of First Commerce Common Stock entitled to vote thereon.

11.6 Waivers.

(a) Prior to or at the Effective Time, SBKC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by First Commerce, to waive or extend the time for the compliance or fulfillment by First Commerce of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SBKC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SBKC.

(b) Prior to or at the Effective Time, First Commerce, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by SBKC, to waive or extend the time for the compliance or fulfillment by SBKC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First Commerce under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of First Commerce.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written Consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

First Commerce:	First Commerce Community Bankshares, Inc. 9464 Highway 5 Douglasville, Georgia 30135 Attention: William C. Lumpkin, Jr., President and Chief Executive Officer Facsimile: 770-942-8962

With a copy to (which shall not constitute notice):	Troutman Sanders LLP 600 Peachtree Street, N.E. Suite 5200 Atlanta, Georgia 30308-2216 Attention: Thomas O. Powell, Esq. Facsimile: 404-962-6658

SBKC or SBKC Subsidiary:	Security Bank Corporation P.O. Box 4748 Macon, Georgia 31208-4748 Attention: H. Averett Walker, President and Chief Executive Officer Facsimile: 478-722-6250

With a copy to (which shall not constitute notice):	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 Attention: Randolph A. Moore III, Esq. Facsimile: 404-253-8340

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

11.11 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SBKC

SECURITY BANK CORPORATION

By:	/s/ H. Averett Walker
H. Averett Walker
President and Chief Executive Officer

FIRST COMMERCE

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

By:	/s/ William C. Lumpkin, Jr.
William C. Lumpkin, Jr.
President and Chief Executive Officer